As filed with the Securities and Exchange Commission on May 13, 2011

No. 333-143957

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAPITAL GOLD CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1040	13-3180530
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

76 Beaver Street, 14th Floor

New York, New York 10005

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

René Marion

President and Chief Executive Officer

Capital Gold Corporation

76 Beaver Street, 14th Floor

New York, New York 10005

(212) 344-2785

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 filed by Capital Gold Corporation, a Delaware corporation (the “Company”), removes from registration all securities registered under Registration Statement on Form S-3 (Registration No. 333-143957) (the “Registration Statement”) relating to the registration of 16,944,209 shares of common stock offered by the selling stockholders listed therein. The Registration Statement was initially filed with the Securities and Exchange Commission on Form SB-2 on June 22, 2007, as amended by Pre-Effective Amendment No. 1 to Form SB-2 Registration Statement on Form S-3, which was filed with the Securities and Exchange Commission on September 12, 2007.

Effective as of April 8, 2011, pursuant to an Agreement and Plan of Merger, dated as of October 1, 2010, among Gammon Gold Inc. (the “Gammon Gold”), Capital Gold AcquireCo, Inc., a wholly-owned subsidiary of Gammon Gold, and the Company, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of October 29, 2010, as amended by Amendment No. 2 to the Agreement and Plan of Merger, dated as of March 9, 2011, and as amended by Amendment No. 3 to the Agreement and Plan of Merger, dated as of March 17, 2011 (collectively, the “Merger Agreement”), Gammon Gold acquired all of the issued and outstanding shares of common stock of the Company and, as a result of the transaction, the Company became a wholly-owned subsidiary of Gammon Gold. The Company’s common stock ceased trading on the NYSE Amex at the close of business on April 15, 2011. In connection with the merger, the Company filed a Form 15 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 to terminate the registration of the Company’s common stock.

In connection with the closing of the merger, the Company has terminated all of its offerings of its common stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company that remain unsold at the termination of the offering, the Company hereby removes from registration all shares of its common stock registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on May 13, 2011.

CAPITAL GOLD CORPORATION

By:	/s/ René Marion
	Name:	René Marion
	Title:	President and Chief Executive Officer